Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 21st day of July 2008, by and between Loreto Resources Corporation, a Nevada corporation, with a business address of 1266 1st Street, Suite 4, Sarasota, FL 34236 (the “Company”), and Luis Francisco Saenz, an individual with a residence address of Malecon de la Reserva 777, Apt. 1702, Lima 18, Peru (the “Executive”).

INTRODUCTION

WHEREAS, the Company is in the mining, exploration and development business (the “Business”);

WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer pursuant to the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Employment Period. The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence on the date hereof (the “Effective Date”) and shall continue for a period of one year from the Effective Date. Thereafter, the Employment Period shall automatically renew for successive periods of one (1) year, unless either party shall have given to the other at least thirty (30) days’ prior written notice of their intention not to renew the Executive’s employment prior to the end of the Employment Period or the then applicable renewal term, as the case may be. In any event, the Employment Period may be terminated as provided herein.

2. Employment; Duties.

(a) General. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive to act as the President and Chief Executive Officer of the Company during the Employment Period, and the Executive hereby accepts such employment. The duties assigned and authority granted to the Executive shall be as determined by the Company’s Board of Directors (the “Board”) from time to time. The Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner and to use his best efforts to promote and serve the best interests of the Company. The Executive will also serve as a member of the Company’s Board.

(b) Exclusive Services. The Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries, if any (together with any affiliates of the Company, the “Affiliates”), and to the diligent and faithful performance of the duties and responsibilities duly assigned to him by the Board pursuant to this Agreement. However, Executive may devote a reasonable amount of his time to civic, community, or charitable activities and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph.

(c) Place of Employment. It is acknowledged that the Executive's services shall be performed primarily at the offices of the Company in Lima Peru. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

3. Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at the rate of Two Hundred Fifty Thousand ($250,000) per year (the “Base Salary”), payable in monthly installments in accordance with the Company’s customary payroll practices. The Base Salary and any other compensation paid to the Executive shall be paid in Peruvian Nuevo Sols (“PEN”). The exchange rate used to calculate the Executive’s monthly salary payment will be calculated each month and shall neither exceed a maximum of PEN 2.9 nor be less than a minimum of PEN 2.5. This minimum/maximum range will be adjusted at the end of each calendar year based upon changes in the consumer price index in Peru.

Beginning on the anniversary of the Effective Date, the Executive’s Base Salary may be increased on each anniversary of the Effective Date, at the Board’s sole discretion. The parties expressly agree that what the Executive receives now or in the future, in addition to his regular Base Salary, whether this be in the form of benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for him or his family, extralegal health benefits, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period and any renewals thereof, in cash or in kind, shall not be deemed as salary.

4. Bonus. The Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) of up to fifty percent (50%) of the then applicable Base Salary, payable in U.S. dollars within ten (10) days of the filing with the Securities and Exchange Commission of the Company’s annual report on Form 10-K. The Executive’s Annual Bonus (if any) shall be in such amount (up to the limit stated above) as the Board may determine in its sole discretion, based upon the Executive’s achievement of certain performance milestones to be established annually by the Board in discussion with the Executive (the “Milestones”). For the initial Employment Period, in the event the Board and the Executive are unable to agree to Milestones acceptable to both the Board and the Executive, the amount of the Executive’s bonus shall be determined by the Board on a discretionary basis. The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

5. Stock Options.

Grant of Options. As of the Effective Date, the Company shall grant the Executive an option to purchase an aggregate of 1,550,000 shares1  of the Company’s common stock (“Options”) under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”). Such grant shall be evidenced by an Option Agreement issued by the Company as contemplated by the 2008 Plan and approved by the Board. In subsequent years the Executive shall be eligible for such grants of Options and/or other permissible awards under the 2008 Plan as the Compensation Committee of the Company, if any, or the Board shall determine.

Option Price; Term. The per share exercise price of the Options shall be the fair market closing price per share of Company common stock on the date of grant (which is currently expected to be $1.00 per share). The term of the Option (i.e., the length of time during which the Option may be exercised) shall be ten years from the date of grant.

Exercise. One third of the shares of the Options shall become exercisable on each anniversary of the date of grant.

Payment. The full consideration for any shares purchased by the Executive upon exercise of the Options shall be paid in cash.

Termination of Employment; Accelerated Vesting.

(i) If the Executive’s employment is terminated for Cause, as such term is defined below, all Options, whether or not vested, shall immediately expire effective as of the date of termination of employment.

(ii) If the Executive’s employment is terminated voluntarily by the Executive without Good Reason, as such term is defined below, all unvested Options shall immediately expire effective the date of termination of employment. Vested Options, to the extent unexercised, shall expire one month after the termination of employment.

(iii) If the Executive’s employment terminates on account of death or Disability, as defined below, all unvested Options shall immediately expire effective the date of termination of employment. Vested Options, to the extent unexercised, shall expire six months after the termination of employment.

(iv) If the Executive’s employment is terminated (A) in connection with a Change of Control, as defined below, (B) by the Company without Cause within 12 months of the Effective Date or (C) by the Executive for Good Reason, all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, together with any previously vested options, to the extent unexercised, shall expire six months after any such event. These acceleration and expiration provisions shall not apply with respect to a Change of Control following which the Executive remains President or Chief Executive Officer or continues to perform functions and be responsible for duties significantly and substantially similar to those of one or both of those positions.

1 Assuming fifteen million five hundred thousand (15,500,000) shares of the Company’s common stock outstanding after taking into account the Company’s $2 million private placement offering of its common stock at a price of $1.00 per share (the “PPO”). Should more than $2 million be raised in the PPO, the Executive shall receive Options to purchase approximately ten percent (10%) of the Company’s common stock to be outstanding following the PPO.

(f)  Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of, or a Board vote to approve, any of the following:

(i) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity;

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or

(iii) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

6. Other Benefits

(a) Insurance and Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company’s insurance programs and any ERISA benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board. The Executive shall be bound by all of the policies and procedures established by the Company from time to time. However, in case any of those policies conflict with the terms of this Agreement, the terms of this Agreement shall control.

(b) Vacation. During the Employment Period, the Executive shall be entitled to an annual vacation of such duration consistent with the Company’s policies from time to time, as determined by the Board.

(c) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses ("Reimbursable Expenses") incurred or paid by him during the Employment Period in the performance of his services under this Agreement, provided that the Executive furnishes to the Company appropriate documentation required by the Internal Revenue Code in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request. Additionally, the Company shall reimburse the Executive for reasonable relocation expenses not to exceed $20,000 unless the Executive receives prior approval from the Company for any amounts in excess of $20,000.

7. Termination; Compensation Due Upon Termination of Employment. The Executive's employment hereunder may terminate as provided in paragraphs (a) through (e) below. The Executive’s right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (e) below:

(a) Voluntary Resignation; Termination without Cause.

(i) Voluntary Resignation. The Executive may terminate his employment at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive's voluntary termination of employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4, except as otherwise required by this Agreement or by [Colombia] or U.S. law, to provide the benefits described in Section 6, for periods after the date on which the Executive's employment with the Company terminates due to the Executive 's voluntary resignation, except for the payment of the Executive’s Base Salary accrued through the date of such resignation.

(ii) Termination without Cause.

(A)    If the Executive’s employment is terminated by the Company without Cause at any time during the twelve month period commencing on the Effective Date, the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined in Section 7(e) below), (y) to the extent the Milestones are achieved or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive’s bonus for the initial Employment Period, pay the Executive a pro rata portion of his Annual Bonus for the initial Employment Period on the date such Annual Bonus would have been payable to the Executive had he remained employed by the Company, and (z) pay any other accrued compensation and Benefits. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(B)    If, following a termination of employment without Cause, the Executive breaches the provisions of Sections 8 through 9 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 7(a)(ii), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(b) Discharge for Cause. Upon (i) written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(ii) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company;

(iii) the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv) the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(v) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(vi) the Executive’s refusal to follow the directions of the Board;

(vii) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or

(viii) the Executive’s breach of his obligations under Section 8 or Section 9.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Sections 3 or 4, or, except as otherwise required by law, to provide the benefits described in Section 5, for periods after the Executive's employment with the Company is terminated on account of the Executive's discharge for Cause except for the Executive’s then applicable Base Salary accrued through the date of such termination.

(c) Disability. The Company shall have the right, but shall not be obligated to terminate the Executive's employment hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period, provided longer periods are not required under applicable labor regulations (a "Permanent Disability"). In the event of a termination of employment due to a Permanent Disability, then the Company shall be obligated to continue to make payments to the Executive in an amount equal to Executive’s then applicable Base Salary for the Severance Period (as defined below), payable in the form of salary continuation for the applicable Severance Period after the Executive’s employment with the Company is terminated due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

(d) Death. The Executive's employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 6, for periods after the date of the Executive's death except for then applicable Base Salary earned and accrued through the date of death, payable to the Executive's beneficiary, as the Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

(e) Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. In the event of termination under this Section 7(e), Company shall pay to the Executive severance in an amount equal to the Executive’s then applicable Base Salary for a period equal to 12 months (the “Severance Period”), subject to the Executive’s continued compliance with Sections 8 and 9 of this Agreement, payable in the form of salary continuation for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings. Such severance shall be reduced by any cash remuneration paid to the Executive because of the Executive’s employment or self-employment during the Severance Period. The Executive shall continue to receive all Benefits during the Severance Period. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date (except with respect to the diminution of duties relating to the function of President, it being understood by the Executive that the Company intends to hire an additional employee to serve in that capacity);

(ii) removal of the Executive from his position as Chief Executive Officer, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed as Chief Executive Officer, within twelve (12) months after a Change of Control (as defined above);

(iii) a reduction by the Company in the Executive’s then applicable Base Salary or other compensation, unless said reduction is pari passu with other senior executives of the Company;

(iv) the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company; or

(v) a breach by the Company of any material term of this Agreement that is not cured by the Company within 30 days following receipt by the Company of written notice thereof.

(f)    Notice of Termination.    Any termination of employment by the Company or the Executive shall be communicated by a written ‘‘Notice of Termination’’ to the other party hereto given in accordance with Section 14 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g)    Resignation from Directorships and Officerships.    The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

8. Non-Competition; Non-Solicitation.

(a) Unless the Executive terminates this Agreement pursuant to Section 7(a) or the Company terminates the Executive’s employment for Cause, for the duration of the Employment Period and during the Severance Period (the “Non-compete Period”), the Executive shall not, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or currently proposed to be engaged in or conducted by the Company and/or any of its Affiliates in South America or included in the future strategic plan of the Business, anywhere within the United States of America or South America; provided, however, that the Executive may own less than 5% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) including those engaged in the mining business, other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended; and provided, further, that solely with the prior approval of the Company, the Executive may participate in the activities of an enterprise in the commercial banking industry or mining consultancy business;

(b) During the Employment Period and for a period of 12 months following termination of the Executive’s employment with the Company, the Executive shall not:

(i) solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company, or its Affiliates to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(ii) attempt in any manner to solicit or accept from any customer of the Company or any of its Affiliates with whom the Company or any of its Affiliates had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

The Executive recognizes and agrees that because a violation by him of his obligations under this Section 8 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Executive of any of his obligations under this Section 8.

The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both the Executive and the Company that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant to compete.

9. Confidentiality Covenants.

(a) The Executive understands that the Company and/or its Affiliates from time to time, may impart to him confidential information, whether such information is written, oral or graphic.

For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i) Internal personnel and financial information of the Company or its Affiliates, information regarding oil and gas properties including reserve information, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any oil and gas prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(iii) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

(b) The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its subsidiaries and affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

10. Executive’s Representation. The Executive hereby represents that his entry into this Employment Agreement will not violate the terms or conditions of any other agreement to which the Executive is a party.

11. Arbitration. In the event of any breach arising from the performance of this Agreement, either party may request arbitration. In such event, the parties will submit to arbitration by a qualified arbitrator with the definition and laws of the State of New York. Such arbitration shall be final and binding on both parties.

12. Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of New York and, to the extent required by local labor law, the laws of country in which the Executive is based (the “Executive’s Home Country”).

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

14. Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)	to the Company at:

1266 1st Street, Suite 4
Sarasota, FL 34236
Attn: Nadine C. Smith
Fax:

with a copy to:

Gottbetter & Partners, LLP
488 Madison Avenue
New York, NY 10022-5718
Attn: Adam S. Gottbetter
Fax: (212) 400-69019

(b)	to the Executive at:

Malecon de la Reserva 777, Apt 1702
Lima 18, Peru
Fax: (___) ___-____

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 14, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 14, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section 14, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 14, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 14). Either party may, by notice given to the other party in accordance with this Section 14, designate another address or person for receipt of notices hereunder.

15. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

16. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

19. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

20. Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement.

21. Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law of the Executive’s Home Country and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

22. Conflict of Law. To the extent there is any conflict between the laws of New York and the laws of the Executive’s Home Country with respect to any terms of this Agreement, the parties understand that the laws of the Executive’s Home Country may control.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LORETO RESOURCES CORPORATION a Nevada corporation

	By:	/s/ Nadine C. Smith
Name: Nadine C. Smith Title: Chairman

Witness:	EXECUTIVE:
_____________________	/s/ Luis Francisco Saenz
Name:	Name: Luis Francisco Saenz